Consolidated Balance Sheets (unaudited)
-----------------------------------------------------------------------------------------------------
As at (in thousands of Canadian dollars)                    SEPTEMBER 30, 2006      December 31, 2005
-----------------------------------------------------------------------------------------------------

ASSETS
CURRENT
Cash and cash equivalents                                         $      8,967           $      4,833
Cash in escrow [Note 12]                                                 1,051                 23,019
Accounts receivable                                                      4,222                  3,529
Other receivables                                                          121                  3,062
Accrued interest on loans receivable [Note 4]                              372                    854
Chapais loan receivable [Note 6]                                           560                    517
Material and supplies inventories                                          878                    854
Prepaid expenses                                                           634                  1,155
Cash in escrow of discontinued operations [Note 21]                      8,487                     --
Current assets of discontinued operations [Note 21]                      1,255                 13,920
-----------------------------------------------------------------------------------------------------
                                                                        26,547                 28,729
U.S. Wind Loan receivable [Note 5]                                      20,598                 21,434
Chapais loans receivable [Note 6]                                       14,023                 14,448
Other long-term investment                                               1,753                  1,540
Erie Shores construction and project costs [Note 7]                         --                116,640
Reserve Account [Note 9]                                                 7,522                  8,823
Capital assets [Note 8]                                                319,673                146,922
Goodwill                                                                 8,885                  8,885
Other assets [Note 10]                                                   6,690                  5,108
Long-term assets of discontinued operations [Note 21]                       --                115,239
-----------------------------------------------------------------------------------------------------
                                                                  $    405,691           $    490,787
-----------------------------------------------------------------------------------------------------
LIABILITIES AND UNITHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                          $      5,032           $     14,945
Distributions payable                                                    2,089                  2,089
Interest payable                                                         2,838                    244
Current portion of long-term debt [Note 12]                              8,323                  1,200
Current portion of capital lease obligations [Note 12(b)]                  131                     68
Current liabilities of discontinued operations [Note 21]                 9,605                  6,527
-----------------------------------------------------------------------------------------------------
                                                                        28,019                 25,073
Convertible debentures [Note 11]                                        55,000                 55,000
Long-term debt [Note 12]                                               141,570                168,139
Levelization amounts                                                    18,020                 16,277
Future income tax liability                                              6,187                  7,197
Capital lease obligations [Note 12(b)]                                     214                     63
Minority interest [Note 14]                                              1,970                  2,336
Other long term liabilities                                                525                     --
Long-term liabilities of discontinued operations [Note 21]                  --                 33,904
-----------------------------------------------------------------------------------------------------
                                                                       251,505                307,989
-----------------------------------------------------------------------------------------------------
Trust Units issued (Note 13)                                           332,849                332,849
Cumulative translation adjustment                                          390                  1,313
Deficit                                                               (179,053)              (151,364)
-----------------------------------------------------------------------------------------------------
Total unitholders' equity                                              154,186                182,798
-----------------------------------------------------------------------------------------------------
                                                                  $    405,691           $    490,787
-----------------------------------------------------------------------------------------------------
Commitments and contingencies [Note 18]
-----------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

              CLEAN POWER INCOME FUND 21 THIRD QUARTER REPORT 2006

Consolidated Statements of Income (loss) (unaudited)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                     Three months ended                    Nine months ended
(in thousands of Canadian dollars except per                               September 30                         September 30
Trust Unit amounts)                                           2006                 2005            2006                 2005
                                                                     [Restated Note 19]                   [Restated Note 19]
-----------------------------------------------------------------------------------------------------------------------------

 REVENUES
 Power sales                                          $      8,763         $      4,986    $     23,346         $     17,937
 Interest earned on U.S. Wind Loan receivable                  576                  627           1,744                1,901
 Other investment income                                       322                  367           1,531                1,852
 Other income                                                   --                   23              38                   79
-----------------------------------------------------------------------------------------------------------------------------
                                                             9,661                5,003          26,709               21,769
-----------------------------------------------------------------------------------------------------------------------------
 COSTS AND OPERATING EXPENSES
 Operating and maintenance                                   3,674                2,209           8,574                7,221
 Management and administration                               1,022                1,095           4,077                3,316
 Depreciation and amortization                               3,425                1,620           7,220                4,781
-----------------------------------------------------------------------------------------------------------------------------
                                                             3,121                4,924          19,871               15,31B
-----------------------------------------------------------------------------------------------------------------------------
 OPERATING INCOME                                            1,540                1,079           6,838                6,451
 Interest expense on long-term debt                          4,618                1,488           8,674                4,332
 Interest on levelrzation amounts                              443                  429           1,357                1,240
 Foreign exchange loss                                         526                  895           1,368                  553
-----------------------------------------------------------------------------------------------------------------------------
 Income (loss) before future income tax               $    (4,047)         $    (1,733)    $    (4,561)         $        326
 expense (recovery) and minority interest
 recovery

 Future income tax expense (recovery)                           36                 (31)         (1,010)                (165)
 Minority interest recovery                                   (69)                 (69)           (128)                 (46)
-----------------------------------------------------------------------------------------------------------------------------
 NET INCOME (LOSS) FOR THE PERIOD FROM                $    (4,014)         $    (1,633)    $    (3,423)         $        537
 CONTINUING OPERATIONS

 NET LOSS FOR THE PERIOD FROM                         $      (545)         $    (5,503)    $    (7,403)         $    (5,523)
 DISCONTINUED OPERATIONS (NOTE 21)

 GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS          $      1,707                   --    $      1,707                   --
-----------------------------------------------------------------------------------------------------------------------------
 NET LOSS FOR THE PERIOD                              $    (2,852)         $    (7,136)    $    (9,119)         $    (4,986)
-----------------------------------------------------------------------------------------------------------------------------
 NET INCOME (LOSS) PER TRUST UNIT - BASIC AND         $    (0,114)         $    (0.046)    $    (0.097)         $      0.015
 DILUTED - CONTINUING OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
 NET INCOME (LOSS) PER TRUST UNIT - BASIC AND         $      0.033         $    (0.156)    $    (0.161)         $    (0.156)
 DILUTED - DISCONTINUED OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
 NET LOSS PER TRUST UNIT - BASIC AND DILUTED          $    (0.081)         $    (0.202)    $    (0.258)         $    (0.141)
-----------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE NUMBER OF TRUST UNITS
 OUTSTANDING - BASIC AND DILUTED                        35,368,597           35,368,597      35,368,597           35,368,597
=============================================================================================================================

CONSOLIDATED STATEMENTS OF DEFICIT (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------
                                                                     Three months ended                    Nine months ended
(in thousands of Canadian dollars)                                         September 30                         September 30
                                                              2006                 2005            2006                 2005
                                                                     [Restated Note 19]                   [Restated Note 19]
-----------------------------------------------------------------------------------------------------------------------------

Deficit, beginning of period                             (170,011)            (133,416)       (151,364)            (123,186)
Net loss for the period                                    (2,852)              (7.136)         (9,119)              (4,986)
Distributions declared to unitholders                      (6,190)              (6,190)        (18,570)             (18,570)
-----------------------------------------------------------------------------------------------------------------------------
DEFICIT, END OF PERIOD                                $  (179,053)         $  (146,742)    $  (179,053)         $  (146,742)
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an Integral part of these statements

              CLEAN POWER INCOME FUND 22 THIRD QUARTER REPORT 2006

Consolidated Statements of Cash Flows (unaudited)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                     Three months ended                    Nine months ended
(in thousands of Canadian dollars)                                         September 30                         September 30
                                                              2006                 2005            2006                 2005
                                                                     [Restated Note 19]                   [Restated Note 19]
-----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) from continuing operations          $    (4,014)         $    (1,633)    $    (3,423)         $        537
Add (deduct) items not affecting cash                         (69)                 (69)           (128)                 (46)
  Minority interest recovery
  Gain on disposal of fixed assets                              --                   --            (88)                   --
  Future income tax expense (recovery)                          36                 (30)         (1,010)                (165)
  Depreciation and amortization                              3,42S                1,620           7,220                4,781
  Unpaid interest on levelization amounts                      S85                  394           1,283                1,054
  Unrealized foreign exchange loss and other                 1,556                  512           2,822                  742
  Equity income in excess of distributions received             89                  100           (212)                (213)
  Investment income on Reserve Account                        (98)                (175)           (396)                (700)
-----------------------------------------------------------------------------------------------------------------------------
                                                             1,510                  719           6,068                3,990
   Decrease (increase) in operating working capital          3,326              (2,109)           3,921                (606)
-----------------------------------------------------------------------------------------------------------------------------
 Cash provided by (used in) operating activities of          4,836              (1,390)           9,989                5,384
 continuing operations
-----------------------------------------------------------------------------------------------------------------------------
 INVESTING ACTIVITIES                                      (4,453)                              (4,453)
 Additional investment in Reserve Account
 Release from Reserve Account                                3,200                  800           6,150                  800
 Release from cash in escrow                                 8,016                   --          21,968                   --
 Repayment of other long-term investments                      131                  118             382                  343
 Investment in Erie Shores construction and project       (10,728)                2,399        (76,877)             (37,601)
 costs
 Purchases and construction of property and equipment         (10)                   --           (336)                (205)
 Proceeds from sale of property and equipment                2,770                   --           2,770                   --
-----------------------------------------------------------------------------------------------------------------------------
 Cash provided by (used in) investing activities of        (1,074)                3,317        (50,396)             (36,663)
 continuing operations
-----------------------------------------------------------------------------------------------------------------------------
 FINANCING ACTIVITIES                                      (6,190)              (6,190)        (18,570)             (18,570)
 Distributions to unitholders
 Distributions to minority interest holders                   (80)                 (80)           (238)                (238)
 Proceeds from long-term debt (Note 12]                         --                   --          53,696               10,000
 Repayment of long-term debt [Note 12]                    (12,770)                   --        (12,770)                   --
 Deferred financing fees                                     1,156              (3,399)              61              (3,399)
 Proceeds from credit facility [Note 12)                     3,334                5,750           6,415               41,575
 Repayment of credit facility [Note 12]                   (67,646)                   --        (67,646)                   --
 Proceeds from levelization amounts                            300                  491             460                  795
 (Repayment) addition of capital tease obligations            (33)                 (14)             214                 (42)
 Advances on Net Profits Interest                               --                   --            (25)                 (25)
-----------------------------------------------------------------------------------------------------------------------------
 Cash provided by (used in) financing activities of       (81,929)              (3,442)        (38,403)               30,096
 continuing operations
-----------------------------------------------------------------------------------------------------------------------------
 NET DECREASE IN CASH AND CASH EQUIVALENTS                (78,167)              (1,515)        (78,810)              (1,183)
 FROM CONTINUING OPERATIONS
 NET INCREASE IN CASH AND CASH EQUIVALENTS                  81,361                1,188          82,939                3,064
 FROM DISCONTINUED OPERATIONS
 Cash and cash equivalents, beginning of period              5,773                6,521           4,838                4,313
-----------------------------------------------------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS, END OF PERIOD                  $ 8,967              $ 6,194         $ 8,967              $ 6,194
-----------------------------------------------------------------------------------------------------------------------------
 CASH AND CASH EQUIVALENTS ARE COMPRISED OF:                 7,902                5,508           7,902                5,508
 Cash
 Short-term investments                                    1,065                    686           1,065                  686
                                                           $ 8,967              $ 6,194         $ 8,967              $ 6,194
-----------------------------------------------------------------------------------------------------------------------------
 Interest paid during the period                           $ 3,704              $ 1,534         $ 9,409              $ 4,099
-----------------------------------------------------------------------------------------------------------------------------
 Income taxes paid during the period                       $    --              $    --         $    --              $    --
-----------------------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an Integral part of these statements

              CLEAN POWER INCOME FUND 23 THIRD QUARTER REPORT 2006

Notes to Consolidated Financial Statements
(in thousands of Canadian dollars unless othervise stated)

NOTE 1 -- BASIS OF PRESENTATION

The accompanying consolidated financial statements of Clean Power Income Fund
(the "Fund") have been prepared by management using Canadian generally accepted accounting principles ("GAAP") applicable for interim reporting periods. These unaudited notes to the consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the audited consolidated financial statements and notes included in the Fund's annual report for the year ended December 31, 2005.

The consolidated financial statements of the Fund include the accounts of its wholly-owned trust, Clean Power Operating Trust ("CPOT"), and the accounts of
CPOT's subsidiary entities. All inter-entity transactions and balances have been eliminated on consolidation.

As required by AcG-15, the Fund consolidates the results of PEET Canadian
Holdings Inc. ("PEET Canadian"), its wholly-owned subsidiary PEET U.S. Holdings
Inc. ("PEET U.S.") and PEET U.S.'s formerly wholly-owned subsidiary, Gas
Recovery Systems, LLC ("GRS").

As at September 30, 2006 GRS had been sold resulting in 3 gain, but the operating results of GRS to September IS, 2006 (the date of GRS sale) are included in the Consolidated Statements of Income (Loss) and Consolidated
Statements of Cash Flows. Due to cumulative operating losses incurred by PEET
U.S. and PEET Canadian, the value of the minority interest with respect to GRS at September 30, 2006 was nil.

In the fourth quarter of 2005, the Fund adopted the provisions of Section 3475,
"Disposal of Long-Lived Assets and Discontinued Operations" of the Canadian
Institute of Chartered Accountants ("CICA") Handbook and classifies and presents the results of PEET Canadian, PEET U.S. and GRS as Discontinued Operations. (See
Note 21)

Other investments in which the Fund has significant influence, but does not control or jointly control, are accounted for using the equity method. The Fund records its share in the income or loss of its investees in other investment income in the consolidated statements of Income and loss. All other investments are carried at cost.

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and these accompanying notes.
In the opinion of management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies.

These consolidated financial statements have been prepared on a basis consistent with the accounting policies disclosed in the audited consolidated financial statements for the year ended December 31, 2005.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Fund and its wholly-owned subsidiaries and entities in which it has a controlling financial interest after the elimination of inter-company accounts and transactions. The
Fund has a controlling financial interest if it owns a majority of the outstanding voting common stock or has significant control over an entity through contractual or economic interests in which the Fund is the primary beneficiary. (See Note 1)

(b) USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the consolidated financial statements; and the reported amounts of revenue and expenses during the reporting period. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

              CLEAN POWER IMCOME FUND 24 THIRD QUARTER REPORT 2006

(c) CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash and short-term market investments with maturities of three months or less at the date of acquisition.

(d) RESERVE ACCOUNT

Cash reserves and other liquid investments segregated from the Fund's cash and cash equivalents and other investments are maintained in accounts administered by a separate agent and disclosed separately in the consolidated financial statements (Note 9). Marketable securities are carried at cost unless other than temporary impairment in the value of the securities is identified, in which case the securities are written down to their net realizable value.

(e) INVENTORIES

Inventories of spare and replacement parts and supplies are recorded at the lower of cost, on a first-in-first-out basis, and replacement cost

(f) CONSTRUCTION AND PROJECT COSTS

Construction and project costs associated with the Erie Shores Wind Farm project have been capitalized.

(g) CAPITAL ASSETS

Plant and equipment are recorded at cost, except for the portion related to asset retirement obligations, which is recorded at estimated fair value. Direct costs incurred related to the construction of assets and renewals and betterments that materially extend the life of the assets are capitalized. Minor equipment overhauls and maintenance and repairs, which are generally performed annually, are expensed when incurred. Major equipment overhauls, which are generally performed every three years in the case of GRS, are capitalized and amortized prospectively. Depreciation is computed using the straight-line method over estimated useful lives of the assets as follows:

          Property, plant and equipment              25 to 40 years
          Mobile equipment and vehicles              5 years
          Equipment and furniture                    3 to 8 years

When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed and a gain or loss is recognized in income.

(h) POWER PURCHASE AGREEMENTS

The costs attributable to acquiring power purchase agreements ("PPA") are being amortized on a straight-line basis over the remaining term to maturity of the agreements, which range from 4 to 27 years.

(i) GOODWILL

Goodwill is not amortized but is subject to an annual impairment test. Goodwill impairment is assessed based on a comparison of the fair value of an individual reporting unit to the underlying carrying value of the reporting unit's net assets including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The fair value of goodwill is determined in the same manner as in a business combination.

(j) U.S. WIND LOAN RECEIVABLE

Interest-bearing financial assets, including the U.S. Wind Loan, intended to be held to maturity, are carried at cost. Interest on the U.S. Wind Loan is recognized on an effective yield basis. Transaction costs arising from the acquisition of the U.S. Wind Loan are deferred and amortized on a straight-line basis over the term of the U.S. Wind Loan.

              CLEAN POWER INCOME FUND 25 THIRD QUARTER REPORT 2006

(k) FOREIGN CURRENCY TRANSLATION

The operations of GRS are self-sustaining and as a result, all assets and liabilities are translated using the period end rate, while revenues and expenses are recorded at the average rate for the period. All resulting exchange gains and losses are recorded in unitholders' equity in the cumulative translation adjustment account. Due to the sale of GRS, the cumulative translation adjustment account has been adjusted.

(l) INTEREST CAPITALIZED

Interest incurred on borrowings to finance the construction of the Erie Shores
Wind Farm project was capitalized in construction and project costs. The interest is amortized over the relevant period commencing on the date commercial production of the project was achieved.

(m) FINANCIAL INSTRUMENTS

For the three months ended September 30, 2006, some of the Fund's derivative contracts were not designated as hedges and as a result are recorded in other assets on the consolidated balance sheet at their fair value. Any changes in fair value during the period are reported in foreign exchange loss in the consolidated statements of income (loss).

When the maturity of the foreign exchange forward contracts correlates to the timing of purchase of corresponding U.S. dollar-denominated obligations the forward contracts are designated as hedges for accounting purposes. If the criteria for hedge accounting are not met, the foreign exchange forward contracts are accounted for as the Fund's other forward contracts based on mark-to-market valuation. Upon settlement of these contracts, any gain or loss on the contracts is deferred and included in deferred charges in other assets or in accounts payable and accrued liabilities, and is included in the cost of the asset when the asset is purchased and depreciated over the asset's estimated useful life.

The Fund does not consider the credit risks associated with its financial instruments to be significant. Foreign exchange forward contracts and option contracts are maintained with high-quality counterparties, and the Fund does not anticipate that any counterparty will fail to meet its obligations.

(n) REVENUE RECOGNITION

Revenue is derived mainly from power sales. Revenue derived from power sales pursuant to a PPA is recorded at the time electrical energy is delivered at the rates set out in the PPA. Revenue derived from power sales to the Power Pool of
Alberta is recorded at the average Power Pool rate for the month in which the electrical power is delivered.

Capacity payments fluctuate based on peak time of the year and revenues from capacity payments are recognized when earned. Revenue from management services and from maintenance and operating agreements are recognized when services are performed. The Fund records the difference between the gross repayment obligation to the State of Illinois and the net present value of the obligation as Illinois support revenue.

(o) INCOME TAXES

The Fund follows the liability method of tax allocation, whereby future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Under the terms of the Income Tax Act (Canada), each of the Fund and CPOT, as a trust, are not currently subject to income taxes to the extent that its taxable income and taxable capital gains are paid or payable to its unitholders.
Accordingly, no provision for current income taxes for the Fund or CPOT is made.
In addition, each of the Fund and CPOT is contractually committed to distribute to its unitholders all, or virtually all of its taxable income and taxable capital gains that would otherwise be taxable to it.

The incorporated entities, Whitecourt Power Corp., CPIF (Alberta) Inc., PEET
Canadian, PEET U.S., Erie Shores Wind Farm General Partner Inc., 2073991 Ontario
Inc. and CPOT Holdings Corp., are subject to corporate income taxes as computed under the Income Tax Act or U.S. Internal Revenue Code, as applicable, and the
CICA Handbook Section 3465.

              CLEAN POWER INCOME FUND 26 THIRD QUARTER REPORT 2006

(p) NET INCOME PER TRUST UNIT

Net income per Trust Unit is calculated by dividing net income by the weighted average number of Trust Units outstanding during the period. For purposes of the weighted average number of Trust Units calculation, Trust Units are determined to be outstanding from the date they are issued.

(q) IMPAIRMENT OF LONG-LIVED ASSETS

The Fund recognizes an impairment loss on long-lived assets held and used when their carrying value exceeds the total undiscounted cash flows expected from their use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value.

(r) EXCHANGEABLE CLASS B LIMITED PARTNERSHIP UNITS

As part of the formation of the Fund, 451,880 Exchangeable Class B Limited
Partnership Units (the "EXCHANGEABLE UNITS") were issued from a subsidiary of the Fund as consideration for the acquisition of the biomass facility in
Alberta. The Fund classifies these Exchangeable Units as minority interest in the consolidated financial statements,

NOTE 3 -- SEASONALITY

Electricity production generated by the Erie Shores Wind Farm will fluctuate with the natural wind speed and density in the area of the project. During the autumn and winter periods, wind speed and density are generally greater than during the spring and summer periods.

A significant portion of electricity production generated by the Fund's waterpower generating facilities fluctuates with the natural water flows of the respective watersheds. During the spring and autumn periods, water flows are generally greater than during the winter and summer periods.

The two PPAs with Ontario Electricity Financial Corporation ("OEFC") have different pricing provisions for electricity produced, depending on the time of year. Higher rates are paid by OEFC for electricity sold during the months of
October to March than those for electricity sold during the months of April to
September.

The PPA with Hydro Quebec relating to the Chapais Energie, Societe en Commandite
("CHAPAIS"), facility also has different pricing provisions for electricity produced, depending on the time of year. During the months of December to March, an additional capacity premium is paid. This results in fluctuations in other investment Income, but does not affect cash flows of the Fund.

The seasonality of wind speed and density, waterflows, pricing provisions within the two PPAs with OEFC, and the PPA with Hydro Quebec may result in fluctuations in revenues and net income during the year.

To adjust for seasonality, the Fund follows a practice of levelizing distributions to unitholders over the year through the use of cash reserves and the Reserve Account.

NOTE 4 - ACCRUED INTEREST ON LOANS RECEIVABLE

-------------------------------------------------------------------------------------------
(in thousands of Canadian dollars)               SEPTEMBER 30, 2006      December 31, 2005
-------------------------------------------------------------------------------------------

U.S. Wind Loan                                                $  --                  $ 597
Chapais                                                         372                    257
-------------------------------------------------------------------------------------------
                                                              $ 372                  $ 854
-------------------------------------------------------------------------------------------

NOTE 5 - U.S. WIND LOAN RECEIVABLE
-------------------------------------------------------------------------------------------
 (in thousands of Canadian dollars)              SEPTEMBER 30, 2006      December 31, 2005
-------------------------------------------------------------------------------------------

 Caithness Western Wind Holdings, LLC                      $ 20,598               $ 21,434
 (2006 and 2005 - US $17,850)
 11.5% subordinated loan due September 30, 2024
-------------------------------------------------------------------------------------------

              CLEAN POWER INCOME FUND 27 THIRD QUARTER REPORT 2006

NOTE 6 -- INVESTMENTS IN CHAPAIS

-------------------------------------------------------------------------------------------
(in thousands of Canadian dollars)               SEPTEMBER 30, 2006      December 31, 2005
-------------------------------------------------------------------------------------------

Tranche A                                                  $  8,401               $  8,783
Tranche B                                                     3,624                  3,624
Tranche C                                                     2,558                  2,558
-------------------------------------------------------------------------------------------
                                                             14,583                 14,965
-------------------------------------------------------------------------------------------
 Less current portion                                         (560)                  (517)
-------------------------------------------------------------------------------------------
 Loans Receivable from Chapais                             $ 14,023               $ 14,448
-------------------------------------------------------------------------------------------

NOTE 7 -- ERIE SHORES WIND FARM PROJECT

On June 29, 2005 (the "CLOSING"), the Fund announced the acquisition of Aim
PowerGen Corporation's ("AIM") interest in the Erie 5hores Wind Farm Limited
Partnership ("ERIE SHORES") for nominal consideration and completion of its construction and long-term, non-recourse financing of the $186 million Erie
Shores Wind Farm. In addition, at the time of Closing, the Fund entered into an agreement with AIM which provided for the payment of construction management incentives of up to $2.8 million should the project be completed under budget.
As the project was completed essentially on budget, no payments were made under this provision. The agreement also provides for adjustment payments of approximately $10 million to be made if the actual performance of the project through the first five years following commercial operations materially exceeds the performance projected by the Independent Engineer.

Erie Shores received confirmation from Ontario Power Authority that it had achieved commercial operation under the PPA on May 24, 2006.

The Fund recognized revenue related to power production starting June 1, 2006.
On June 1, 2006, the construction and project costs for the project were reclassified as capital assets and other assets and began to be amortized as per the Fund's policy. Costs related to normal operation of the project were expensed. Interest costs of $2.2 million for the three months ended September
2006 were expensed in the income statement.

The construction and project costs capitalized related to construction in progress, deferred development costs and costs associated with the acquisition of the PPA. Amortization of these amounts over their respective benefit periods commenced upon commercial production of the project. As at September 30, 2006, approximately $186 million of these costs had been capitalized, the majority of which related to payments for construction and equipment costs and include $3.5 million of interest on construction financing.

On August 1, 2006, one of the farmers hosting a number of the turbines exercised an option to purchase one of the turbines on his land. No other such option exists. The purchase price of $2.8 million represents one sixty-sixth of the total cost of the project, except financing fees. No gain or loss was realized on the exercise of the option. The proceeds of $2.8 million were used to repay
$2.8 million of the non-recourse project debt associated with the project (see
Note 12(a)(iv)). Erie Shores continues to maintain operations and managerial control of the turbine. On an annual basis, the farmer is entitled to receive the revenue generated by his turbine less one sixty-sixth of all the operating and maintenance expenses of the project, not including property taxes, land leases and interest expense.

NOTE 8 -- CAPITAL ASSETS

--------------------------------------------------------------------------------
                                                  Accumulated       Net Book
(in thousands of Canadian dollars)      Cost     Depreciation          Value
--------------------------------------------------------------------------------
AS AT SEPTEMBER 30, 2006
Land                               $     235        $      --       $     235
Property, plant & equipment          338,615           26,105         312,510
Power Purchase Agreement               9,292            2,962           6,330
Mobile equipment and vehicles          1,696            1,173             523
Furniture and equipment                  539              464              75
--------------------------------------------------------------------------------
                                   $ 350,377        $  30,704       $ 319,673
--------------------------------------------------------------------------------

              CLEAN POWER INCOME FUND 28 THIRD QUARTER REPORT 2006

--------------------------------------------------------------------------------
                                                  Accumulated       Net Book
(in thousands of Canadian dollars)      Cost     Depreciation          Value
--------------------------------------------------------------------------------
AS AT SEPTEMBER 30, 2005           $     235        $      --      $     235
Land                                 159,519           20,073        139,446
Property, plant & equipment            9,292            2,506          6,785
Power Purchase Agreement               1,667            1,295            372
Mobile equipment and vehicles            594              511             83
Furniture and equipment
--------------------------------------------------------------------------------
                                   $ 171,307        $  24,385      $ 146,922
--------------------------------------------------------------------------------

NOTE 9 -- RESERVE ACCOUNT

The funds in the Reserve Account will be available to the Fund for working capital and distributions support on an as-needed basis. As of September 30,
2006, the market value of the investments in the Reserve Account approximated the carrying amount.

NOTE 10 -- OTHER ASSETS

--------------------------------------------------------------------------------
(in thousands of Canadian dollars)      SEPTEMBER 30, 2006    DECEMBER 31, 2005
--------------------------------------------------------------------------------
Deferred charges, net (a) Fair                     $ 6,290              $ 4,104
value of option contracts [Note 16]                     --                  629
Advances on net profits interest (b)                   400                  375
--------------------------------------------------------------------------------
                                                   $ 6,690              $ 5,106
--------------------------------------------------------------------------------

(a) Included in deferred charges are financing and loan investment costs of
$4,080, which are being amortized over the terms of the loans; issue costs on the convertible debentures of $1,751 which are being amortized over the term of the convertible debentures; deferred development costs incurred with respect to a potential expansion of the Erie Shores Wind Farm of $459 that are deferred until future bids are available. Prior deferred charges related to the activities of the Special Committee associated with the disposition of GRS have been applied against proceeds from the disposition of GRS.

(b) The Fund has a net profits interest agreement with the Ojibway of fie River
First Nation relating to its Wawatay facility. The Fund is required to pay an advance of $25 per year. As at September 30, 2006, the Fund and the previous owners have advanced an aggregate of $400.

NOTE 11 -- CONVERTIBLE DEBENTURES

On June 29, 2004, the Fund closed a Convertible Debenture offering of 55,000,
6.75% convertible unsecured subordinated debentures due December 31, 2010 (the
"CONVERTIBLE DEBENTURES") at a price of $1,000 per Convertible Debenture, for gross proceeds of $55 million and net proceeds of approximately $52.3 million.
Interest is paid semi-annually in arrears on June 30 and December 31 in each year commencing December 31, 2004. Interest is computed on the basis of a
365-day year. For the nine months ended September 30, 2006, the Fund accrued total interest of $2,784.

NOTE 12 -- DEBT OBLIGATIONS

(a) LONG-TERM DEBT

--------------------------------------------------------------------------------
(in thousands of Canadian dollars)     SEPTEMBER 30, 2006     December 31, 2005
--------------------------------------------------------------------------------
Credit facility (i)                             $   7,663              $ 68,035
Subordinated debt (ii)                                 --                10,000
Term loan (iii)                                    25,000                25,000
Erie Shores project debt (iv)                     117,230                66,304
--------------------------------------------------------------------------------
                                                $ 149,893             $ 169,339
Less current portion                                8,323                 1,200
--------------------------------------------------------------------------------
Long-term debt                                  $ 141,570             $ 168,139
--------------------------------------------------------------------------------

              CLEAN POWER INCOME FUND 29 THIRD QUARTER REPORT 2006

(i) The Fund's existing credit facility consists of a revolving $17.75 million working capital credit facility provided by the Bank of Nova Scotia. Interest rates paid on any credit advances may range from 1.00% to 2.25% above the
Bankers' Acceptance rate or the Libor rate, as applicable, depending on the
Fund's total debt ratio. As at September 30, 2006, $7.7 million has been borrowed from the working capital facility.

On September 15, 2006, the investment and capital expansion facility that had been provided by the Bank of Nova Scotia and National Bank was fully repaid, with the proceeds from the disposition of GRS, and canceled. Interest on this facility of $2.0 million associated with the Erie Shores Wind Farm has been capitalized and is included in Property, Plant and Equipment.

The credit facility is provided for in definitive loan and security documentation, between CPOT and the Bank of Nova Scotia, which contains customary representations, warranties and covenants (including financial covenants and restrictions on incurring additional indebtedness).

The Fund and each of CPOT's subsidiaries have guaranteed the indebtedness of
CPOT under the credit facility, and all of the assets of CPOT and each of the
CPOT subsidiaries have been pledged as security for CPOT's obligations under the credit facility. Such security is held by a collateral agent for the ratable benefit of the Bank of Nova Scotia and SunLife for its loans to CPOT as discussed in (ii) below,

(ii) On June 28, 2005, the Fund entered into a subordinated loan agreement with
SunLife for $10 million. On June 29, 2005, the Fund borrowed $10 million from this loan to fund the Erie Shores Wind Farm project. Interest of $608 on this facility has been capitalized and included in other assets. On September 15,
2006, the Subordinated Loan was fully repaid with proceeds from the disposition of GRS.

(iii) On August 15, 2002, the Fund obtained $25 million in long-term collateralized financing from SunLife. The $25 million is split into two tranches. The Tranche A term loan is a 7.374% interest-only $12 million loan due
August 2017; and the Tranche B term loan is a 7.226% interest-only $13 million loan due August 2014, The SunLife loans are collateralized by substantially all of the assets of CPOT. Interest on this loan of $1,415 is included in Interest expense.

Effective with the closing of the Erie Shores financing on June 28, 2005, see section (iv) below, the interest rates on Tranche A and B had been increased by
0.25% each April and October as compensation for sharing of security and incurring additional debt in respect of the financing of Erie Shores. The interest rates were reduced back to their original levels once certain tests were satisfied on September 15, 2006 with the full repayment of the credit facility discussed in (i) above.

In recognition that Sun Life waived its rights for a full pro-rata repayment from the GRS disposition proceeds, CPOT provided an unsecured guarantee in the amount of $10 million to the lenders, including SunLife, under the Tranche C loan to Erie Shores discussed in (iv) below. This guarantee may be reduced from time to time by an amount equal to 75% of any releases from the escrow accounts established upon the disposition of GRS (see Note 21), in excess of a certain amount.

(iv) On June 28, 2005, the Fund entered into a credit agreement with lenders for
$120 million non-recourse project financing for the construction of the Erie
Shores Wind Farm, arranged and led by SunLife, consisting of; (A) a $70 million fully amortizing loan bearing a fixed annual interest rate of 5.96% paid monthly to ApriS 1, 2006, and quarterly thereafter with a maturity date of April 1, 2026
("Tranche A"); (B) a $10 million fully amortizing loan bearing a fixed annual interest rate of 5,28% paid monthly to April 1, 2006, and quarterly thereafter with a maturity date of April 1, 2016 ("Tranche B"); and (C) a $40 million interest-only loan bearing a fixed annual interest rate of 5.05% paid monthly to
April 1, 2006, and quarterly thereafter with a maturity date of April 1, 2011
("Tranche C"). On August 1, 2006, $2.8 million of the principal of Tranche B was prepaid with the proceeds from the sale of one of the turbines as discussed in
Note 7 above. This financing was borrowed by Erie Shores Limited Partnership and is secured by the Erie Shores Wind Farm only, with no recourse to the Fund's other assets. As at September 30, 2006, the amounts borrowed and the outstanding amounts to be borrowed from each of the above loans are as follows:

              CLEAN POWER INCOME FUND 30 THIRD QUARTER REPORT 2006

--------------------------------------------------------------------------------
                                      Amount Borrowed         Balance Remaining
--------------------------------------------------------------------------------
Tranche A                                    $ 70,000                      $ --
Tranche B                                       7,230
Tranche C                                      40,000
--------------------------------------------------------------------------------
Total                                       $ 117,230                      $ --
--------------------------------------------------------------------------------

The above loans are to be repaid from the conversion date. Conversion from construction loan to long-term loan occurred on July 31, 2006 after a number of conditions, primarily commissioning of the Erie Shores Wind Farm, were satisfied.

Amounts borrowed under the above loans had been deposited into the escrow account. The remaining amounts in escrow can be withdrawn upon prior satisfaction of conditions set out in the loan agreement to pay for construction costs invoiced.

(v) The fair value of the facilities described in (i), (ii), (iii) and (iv)
above approximates their carrying value due to the relatively stable interest rate environment since the dates that the loans were obtained.

(b) CAPITAL LEASE OBLIGATIONS

(i) During 2004, the Fund entered into a four-year capital lease for $327, which expires on February 6, 2008. The lease bears a nominal annual interest rate of
7.1%. The Fund has recorded accumulated amortization for the asset in the amount of $169.

(ii) During the first quarter 2006, the Fund entered into a four-year capital lease for $299, which expires on February 1, 2010. The lease bears a nominal annual interest rate of 6.6%. The Fund has recorded accumulated amortization for the asset in the amount of $38.

NOTE 13 -- TRUST UNITS

The Fund's Trust Indenture provides that an unlimited number of Trust Units may be issued. Each Trust Unit represents an undivided beneficial interest in any distribution from the Fund and in any net assets of the Fund in the event of termination or wind-up. All Trust Units are of the same class with equal rights and privileges.

The Trust Units are redeemable at the holder's option at an amount equal to the lesser of: (a) 90% of the weighted average price per Trust Unit during the period of the last 10 days during which the Trust Units were traded on the
Toronto Stock Exchange; and (b) the closing market price at the date of redemption as defined in the Fund's Trust Indenture. Redemptions are subject to a maximum of $250 in cash redemptions in any particular month. Redemptions in excess of this amount will be paid by way of a distribution of Notes issued by
CPOT to the Fund,

TRUST UNITS OUTSTANDING

----------------------------------------------------------------------------------------------------
(In thousands of Canadian dollars except Trust Unit amounts)    Number of Trust Units         Amount
----------------------------------------------------------------------------------------------------

Outstanding September 30, 2006                                             35,368,597      $ 332,849
----------------------------------------------------------------------------------------------------

There has been no change in the number of Trust Units outstanding for the nine months ended September 30, 2006.

NOTE 14 -- EXCHANGEABLE CLASS B UNITS

As part of the formation of the Fund, 451,880 Exchangeable Units were issued from a subsidiary of the Fund as consideration for the acquisition of the biomass facility in Alberta.

Each Exchangeable Unit may be exchanged by the holder for one Trust Unit of the
Fund. The Exchangeable Units entitle holders to distributions equivalent to
Trust Units of the Fund and, through a Voting and Exchange Trust Agreement between the Fund, its affiliate Clean Power Limited Partnership and Canadian
Environmental Energy Corporation ("CEEC"), to vote at meetings of unitholders of the Fund.

The Fund accounts for the Exchangeable Units as minority interest.

              CLEAN POWER INCOME FUND 31 THIRD QUARTER REPORT 2005

NOTE 15 -- RELATED PARTY TRANSACTIONS AND COMMITMENTS

(a) Commencing with the November 2001 Initial Public Offering ("IPO"), the Fund
and Clean Power Inc. (the "ADMINISTRATOR/MANAGER"), a wholly-owned subsidiary of
CEEC, entered into an Administration Agreement and CPOT and the
Administrator/Manager entered into a Management Agreement. On July 21, 2006, the
Administration Agreement and the Management Agreement were assigned to Clean
Power Management LP, a wholly-owned partnership of Clean Power Inc.

The Administration Agreement has an initial ten-year term which expires on
October 31, 2011 (the "INITIAL TERM"), and is automatically renewable for two additional six-year terms (each a "RENEWAL TERM") unless at the end of the
Initial Term or the first Renewal Term, as the case may be, the
Administrator/Manager provides the Fund with written notice to the contrary 180 days prior to the expiry of the Initial Term or the first Renewal Term, respectively. After the second Renewal Term, the Administration Agreement becomes automatically renewable for successive periods of five years (each an
"ADDITIONAL RENEWAL TERM"), unless at the end of the second Renewal Term or the then current Additional Renewal Term, as the case may be, the Fund provides the
Administrator/Manager or the Administrator/Manager provides the Fund written notice to the contrary at least one year prior to the expiry of the second
Renewal Term or the then current Additional Renewal Term, respectively.

The Management Agreement has an initial ten-year term which expires on October
31, 2011 (the "INITIAL TERM"), and is automatically renewable for two additional six-year terms (each a "RENEWAL TERM") unless at the end of the Initial Term or the first Renewal Term, as the case may be, the Administrator/Manager provides
CPOT with written notice to the contrary 180 days prior to the expiry of the
Initial Term or the first Renewal Term, respectively. After the second Renewal
Term, the Management Agreement becomes automatically renewable for successive periods of five years (each an "ADDITIONAL RENEWAL TERM"), unless at the end of the second Renewal Term or the then current Additional Renewal Term, as the case may be, the independent Trustees of CPOT provide the Administrator/Manager or the Administrator/Manager provides CPOT written notice to the contrary at least one year prior to the expiry of the second Renewal Term or the then current
Additional Renewal Term, respectively.

Pursuant to these agreements, the Administrator/Manager administers the Fund and manages CPOT. The Fund and CPOT pay the Administrator/Manager on a cost-recovery basis for costs incurred on their behalf. For the third quarter 2006, the
Administrator/Manager was reimbursed for a total of $0.2 million, including an outstanding amount due from the Administrator/Manager of $157 as at September
30, 2006.

On June 7, 2006 the Fund reached an agreement with the Administrator/Manager as to the manner and terms on which the management agreement and administration agreement for CPOT and the Fund, respectively, will be dealt with if a termination or assignment of these agreements is required in the event of a disposition of the balance of the Fund. The agreement became effective July 21,
2006 after all required consents were obtained, and is subject to certain milestones being reached by agreed upon dates. The agreement provides for a termination payment to the Administrator/Manager if certain conditions are met.
The conditions are that a definitive agreement is reached with a third party investor for the balance of the Fund, the Board of CPOT recommends that a disposition is in the financial best interest of all security holders, and it is a condition of the completion of the disposition that the management agreement with CPOT and the administration agreement with the Fund be terminated. The contingent consideration to be paid upon a termination, subject to the conditions outlined above, is $3,425. The agreement also provides for a potential incentive payment to the Administrator/Manager should a disposition of the balance of the Fund be concluded at a total valuation above an agreed upon amount.

(b) Also at the 2001 IPO, Whitecourt Power Limited Partnership, a subsidiary of
CPOT, engaged Frobyn Whitecourt Management Inc. ("PWMI"), an affiliate of CEEC, to operate and maintain the Whitecourt biomass facility under a 10-year
Operations and Management Agreement. PWMI receives a monthly management fee of
$33, subject to annual adjustments for changes in the Consumer Price Index.
Commencing in 2002, PWMI's contract specifies annual incentives and penalties, to a maximum of 50% of any excess or shortfall in the Whitecourt facility's actual operating cash flow, compared with a predetermined reference cash flow for the year. The penalty clause sets the maximum annual cash payment to the
Fund at $100, with any remaining penalty carried forward against future

              CLEAN POWER INCOME FUND 32 THIRD QUARTER REPORT 2006

years' performances.

(c) Commencing in October 2004, Probyn & Company ("P&C"), a member of The Probyn
Group, entered into a management services agreement with GRS to plan and support
GRS' operations and transition to internalized management after December 15,
2004, The agreement was extended to December 31, 2005 with the approval of the
PEET U.S. board of directors,

(d) A subsidiary of P&C has a management agreement to operate and maintain the
Chapais biomass facility which the Chapais board of directors renewed until
November 30, 2011. For the nine-month period ended September 30, 2006, payments in respect of this agreement totaled $174. The Fund's respective interest in these amounts was $54.

NOTE 16 -- FINANCIAL INSTRUMENTS

The fair value of the Fund's financial instruments included in current assets and current liabilities approximate the carrying amount due to their short-term maturities. Based on a discounted cash flow analysis at the appropriate discount rate, performed by management, the fair value of the Fund's U.S. Wind Loan receivable and long-term debt approximate their carrying values.

During 2005, the Fund entered into an interest rate swap contract with the Bank of Nova Scotia for a notional amount of $20 million to partially mitigate the refinancing risk associated with the $40 million non-recourse, interest only loan for the Erie Shores Wind Farm (Note 12(iv)). Any changes in the fair value of this contract are reported in the consolidated statements of income. A loss of $472 on this interest rate swap contract has been recorded in the consolidated statements of income (loss) for the three months ended September
30, 2006.

The Fund had entered into a foreign exchange forward contract in respect of the interest payments that were to be received on the GRS loans. As at September 30,
2006, the Fund had a foreign exchange forward contract in place as follows:

--------------------------------------------------------------------------------
                          Notional Amount    Maturity Dates    Weighted Average
                                                                  Exchange Rate
--------------------------------------------------------------------------------
GRS - Forward Contract        US $ 770         October 2006            $ 1.1948
--------------------------------------------------------------------------------

The foreign exchange forward contract relating to the income stream from the payment of interest on the GRS loans is not designated as a hedge for accounting purposes. Accordingly, any changes in the fair value of this contract are reported in the consolidated statements of income. The loss recorded for the three months ended September 30, 2006 on the forward contract is $375. Fair value of $59 on the forward contract is recorded in the other long term liabilities. Subsequent to September 30, 2006 this forward contract was cancelled.

              CLEAN POWER INCOME FUND 33 THIRD QUARTER REPORT 2006

 NOTE 17 -- SEGMENTED INFORMATION

 By generation source:

------------------------------------------------------------------------------------------------------------------------------------
                                      Biomass            Waterpower        Windpower         Corporate/Other             Total
------------------------------------------------------------------------------------------------------------------------------------
                                  2006       2005     2006     2005      2006     2005      2006        2005        2006       2005
------------------------------------------------------------------------------------------------------------------------------------

FOR THE THREE
MONTHS ENDED
SEPTEMBER 30
Power sales                    $ 3,694    $ 3,546  $ 1,405  $ 1,440   $ 3,664      $--       $--         $--     $ 8,763    $ 4,986
Interest & other                   199        213       --       --       576      627       123         177         898      1,017
Investment income
Depreciation and                   684        704      802      823     1,835        9       104          84       3,425      1,620
amortization
Operating income (loss)           1810      1,471     (78)       48       853      612   (1,045)     (1,052)       1,540      1,079
Interest expense                    --         --      442      428     2,163       --     2,455       1.488       5,060      1,916
------------------------------------------------------------------------------------------------------------------------------------
AS AT SEPTEMBER 30, 2006 AND
DECEMBER 31, 2005
Capital assets                  48,169     49,775   94,772   97,147   176,732       --        --          --     319,673    146,922
Erie Shores construction and
project costs                       --         --       --       --        --  116,640        --          --          --    116,640
U.S. Wind Loan receivable           --         --       --       --    20,398   21,434        --          --      20,598     21,434
Chapais loans receivable        14,533     14,965       --       --        --       --        --          --      14,583     14,965
Other long-term investment       1,753      1,540       --       --        --       --        --                   1,753      1,540
Goodwill                         8.885      8,885       --       --        --       --        --          --       8,885      8,885
------------------------------------------------------------------------------------------------------------------------------------
FOR THE NINE MONTHS ENDED
SEPTEMBER 30
Power sales                     10,453     10,083    S,366    7,854     4,527       --         --         --      23,346     17,937
Interest and other               1,151      1,188       --       --     1,744    1,901        468        743       3,353      3,832
Investment income
Depreciation and                 2,027      2,113    2,407    2,327     2,473       28        313        313       7,220      4,781
amortization
Operating income (loss)          4,604      3,951    3,540    3,555     2,154    1,873    (3,860)    (2,928)       6,838      6,451
Interest expense                    --         --    1,356    1,240     3,100       --      5,574      4,332      10,030      5,572
------------------------------------------------------------------------------------------------------------------------------------

NOTE 18 -- COMMITMENTS & CONTINGENCIES - CONTINUING OPERATIONS

(a) CPOT has engaged Regional Power Inc. ("REGIONAL") to operate and maintain the waterpower generating facilities by way of a 10-year Operations and
Management Agreement. Regional is to be paid a monthly management fee of $37.5, subject to annual adjustments for changes in the Consumer Price Index.
Commencing in 2002, if actual operating cash flows from the waterpower generating facilities exceed a predetermined reference cash flow in any year.
Regional will also be entitled to incentive fees of 50% of any excess, to a maximum of $50. If actual operating cash flows from the waterpower generating facilities are less than the predetermined reference cash flow in any year.
Regional will pay CPOT 50% of the shortfall, to a maximum of $25, An amount equal to 50% of any additional shortfall, up to a maximum amount of $25 will be set off against any future incentive fees.

(b) Rates for power sales are generally fixed through long-term PPAs and include escalation clauses.

(c) In the ordinary course of business, the Whitecourt biomass facility has entered into long-term agreements to ensure an adequate supply of wood waste.
The agreements expire in 2014.

(d) As of September 30, 2006, the Fund has guaranteed a standby letter of credit for Erie Shores Wind Farm Limited Partnership in the amount of $2.0 million in favour of Ontario Power Authority under the PPA. The Fund has also guaranteed a standby letter of credit for Erie Shores Wind Farm Limited Partnership in the amount of $0.5 million in favour of SunLife for Operating and Maintenance
Reserve Account. There have been no draws on these letters of credit to date.

(e) As at September 30, 2006, CPOT provided an unsecured guarantee in the amount of $10 million to the lenders under the Tranche C loan to Erie Shores discussed in Note 12a(iv) above. This guarantee may be reduced from time to time by an amount equal to 75% of any releases from the escrow accounts established upon the disposition

              CLEAN POWER INCOME FUND 34 THIRD QUARTER REPORT 2006

of GRS (see Note 21), in excess of a certain amount.

(f)In connection with its Erie Shores Wind Farm project, the Fund has been issued a standby letter of credit by an unincorporated joint venture between
AMEC Americas Limited and Black & McDonald Limited. The standby letter of credit has a value of $5.5 million as at September 30, 2006. The standby letter of credit is in place of the 10% cash holdback as required under the Ontario
Construction Lien Act.

There has been no draw on the letter of credit to date.

(g) From time to time, the Fund is subject to legal claims against it. While it is not possible to determine the outcome of such claims, management believes that they will not have a material effect on the Fund's consolidated financial statements.

NOTE 19 -- COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated statements of income and consolidated statements of cash flows have been reclassified from statements previously presented to conform to the presentation of the September 30, 2006 consolidated financial statements.

NOTE 20 -- SUBSEQUENT PURCHASE OF PEET CANADIAN

On October 25, 2005 CPOT and Probyn Eastman Environmental Trust ("PEET") entered into a "Cooperation and Indemnification Agreement" ("CIA") whereby PEET agreed to cooperate with the Special Committee in the sale of GRS and not assert any claim to any proceeds of the sale except the Excess Proceeds, as defined in the
CIA. In return, CPOT indemnified PEET of its existing liabilities and any costs incurred by PEET related to the sale.

On October 30, 2006 CPOT proceeded to purchase all of the issued and outstanding common shares of PEET Canadian from PEET for a consideration of $10.00.

Prior to the purchase on the same day, CPOT paid PEET the following amounts as per the CIA:

      i)    PEET's loan payable to Canadian Environmental Energy Corporation in the amount of $152,300 plus accrued interest of $5,600; and

      ii)   PEET's loan payable to Probyn Eastman Ltd. in the amount of
            US$40,000 plus accrued interest of US$1,329.

These payments are accrued in the period ended September 30, 2006 as part of the gain on GRS sale.

NOTE 21 -- DISCONTINUED OPERATIONS

On October 26, 2005, the Fund announced that the Trustees of CPOT created a
Special Committee to investigate unitholder value enhancement opportunities. The
Special Committee retained professional advisors, including Scotia Capital Inc.
as overall financial advisor, to assist it. Initially, the Special Committee concentrated on unitholder value enhancement opportunities with respect to the investment of the Fund in GRS. GRS consists of 29 landfill gas facilities in the
United States that collect methane gas from landfills which is then used for electrical power generation and other industrial applications. Following a competitive process and the Special Committee's comprehensive review of a number of proposals, on May 26, 2006, the Fund announced that a definitive agreement had been signed between Fortistar Renewables Group LLC ("FORTISTAR") and PEET
U.S. Holdings, Inc. ("PEET U.S.") regarding the sale of GRS for US $90 million, subject to certain adjustments. The Fund held all of the debt and preferred equity investments in PEET U.S., the former owner of GRS.

The sale transaction was completed on September 15, 2006 as per the agreement signed with Fortistar, resulting in a gain of $1.7 million. The purchase price was adjusted by estimated closing adjustments of US$5.3 million resulting in net proceeds, before transaction costs and escrow funds, of US$84.7 million.
Fortistar is to provide a statement of the Final adjustments by November 14, which may result in subsequent adjustments to the purchase price that may be material.

              CLEAN POWER INCOME FUND 35 THIRD QUARTER REPORT 2006

Pursuant to the purchase and sale agreement, US $7.6 million of the proceeds were deposited into an escrow account for ongoing legacy issues regarding GRS operations which concern a dispute surrounding the methodology used by one of
GRS's customers to calculate the rate under the PPA, a potential outstanding regulatory issue and an outstanding option that may be exercised by a landfill owner. The amount deposited into escrow represents the maximum exposure to the
Fund relating to these three issues. These escrowed funds will be payable to the
Fund if certain conditions are met or with the passage of time. In addition, should the dispute be resolved fully in the favour of GRS, the Fund may be entitled to the refund of additional amounts that were paid prior to closing totaling US $2.3 million, less certain royalties. The Fund has not recognized any of the escrowed amounts or the potential refund of amounts previously paid as a gain at September 30, 2006 because collection by the Fund has not been reasonably assured.

Furthermore, US $3.0 million was added to the Reserve Account to be available for a contingent post closing adjustment relating to a sales contract that was being negotiated between GRS and a customer for the sale of gas, but which had not been executed by closing. If the contract is not executed by certain dates, then the Fund would be responsible to reimburse Fortistar agreed upon amounts, with the US $3.0 million representing the maximum possible exposure to the Fund,
As at September 30, 2006, the Fund had recognized US $2,8 million as a gain. The remaining US $0.2 million was not recognized as management believes this is the maximum amount that will be paid given the advanced negotiations regarding the execution of the contract.

As per Section 3475 of the CICA Handbook, GRS results have been classified as held for sale and presented as Discontinued Operations.

CONSOLIDATED BALANCE SHEETS OF DISCONTINUED OPERATIONS

-----------------------------------------------------------------------------------------------------------
                                                                   SEPTEMBER 30, 2006    December 31, 2005
-----------------------------------------------------------------------------------------------------------

Current assets
Cash and cash equivalents                                                   $   1,255             $  1,243
Cash in escrow                                                                  8,487                   --
Accounts receivable                                                                --                5,990
Material and supplies inventories                                                  --                5,638
Prepaid expenses                                                                   --                  61Q
Cash deposits                                                                      --                  239
-----------------------------------------------------------------------------------------------------------
LONG-TERM ASSETS                                                                9,742               13,920
Restricted cash [Note 21]                                                          --               25,665
Capital assets                                                                     --               89,332
Other assets                                                                                           242
-----------------------------------------------------------------------------------------------------------
                                                                            $   9,742            $ 129,159
-----------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                    $     901            $   5,862
Contingent liability related to the disposal of GRS                             8,705                   --
Current portion of Illinois retail rate law liability [Note 21]                    --                  665
-----------------------------------------------------------------------------------------------------------
                                                                                9,606                6,527
LONG-TERM LIABILITIES
Illinois retail rate law liability [Note 21]                                       --               26,757
Asset retirement obligation [Note 22]                                              --                4,249
Future income tax liability                                                        --                2,898
-----------------------------------------------------------------------------------------------------------
                                                                            $   9,606            $  40,431
-----------------------------------------------------------------------------------------------------------

             CLEAN POWER INCOME FUND 36 THIRD QUARTER REPORT 2006

CONSOLIDATED STATEMENTS OF LOSS OF DISCONTINUED OPERATIONS

----------------------------------------------------------------------------------------------------------------
                                                                 THIRTY SEVEN WEEKS ENDED    NINE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------
                                                                      SEPTEMBER 15, 2006     September 30, 2005
----------------------------------------------------------------------------------------------------------------

REVENUE
Power sales                                                                     $  23,701              $ 29,302
Illinois support revenue [Note 21]                                                  1,350                 1,630
Gas sales & other                                                                   5,357                 4,345
Other income                                                                        4,022                   540
----------------------------------------------------------------------------------------------------------------
                                                                                   34,430                35,817
----------------------------------------------------------------------------------------------------------------
COSTS AND OPERATING EXPENSES
Cost of sales                                                                      24,141                22,609
Management and administration                                                       4,991                 2,812
Depreciation and amortization                                                       9,750                10,813
----------------------------------------------------------------------------------------------------------------
                                                                                $  38,882               $36,234
----------------------------------------------------------------------------------------------------------------
Operating loss                                                                    (4,452)                 (417)
Interest expense on Illinois retail rate law [Note 21]                              1,062                   939
Foreign exchange gain (loss) and other                                              2,270                 3,900
Income tax provision                                                                (381)                   267
----------------------------------------------------------------------------------------------------------------
Net loss for the period from Discontinued Operations                            $ (7,403)             $ (5,523)
Gain and disposal of discontinued operations                                        1,707                    --
----------------------------------------------------------------------------------------------------------------
Net loss for the period                                                           (5,696)               (5,523)
----------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY DISCONTINUED OPERATIONS
----------------------------------------------------------------------------------------------------------------
                                                               THIRTY SEVEN WEEKS ENDED       NINE MONTHS ENDED
----------------------------------------------------------------------------------------------------------------
                                                                      SEPTEMBER 15, 2006     September 30, 2005
----------------------------------------------------------------------------------------------------------------

                                                                                $ 82,939                $ 3,064
----------------------------------------------------------------------------------------------------------------

All capital assets and revenues related to Discontinued Operations are located in the United States. Most revenues either through power sales or gas sales are earned from contracts with large utilities.

NOTE 22 -- ILLINOIS RETAIL RATE LAW (See Note 21)

GRS has four sites in the State of Illinois subject to the Illinois Retail Rate
Law (the "ILLINOIS LAW"). Under the Illinois Law, GRS receives a retail rate that is in excess of the local municipality's short-run avoided cost ("SRAC")
for a ten- or twenty-year period, depending on the agreement, and the excess is required to be repaid to the State of Illinois ten or twenty years subsequent to the date received commencing in February 2006.

GRS records the SRAC portion as revenue. For the portion in excess of SRAC, its net present value (using an implied interest rate of 5.0% for the period to June
30, 2005 and 8% thereafter) is recorded as a liability, and the remaining amount as Illinois support revenue. During the 8,5 months ended September 15, 2006, GRS received $1,990 of proceeds in excess of SRAC, of which $1,350 was recognized as
Illinois support revenue. During the 8.5 months ended September 15, 2006, GRS recorded imputed interest expense of $1,039 related to the accretion of the liability under the Illinois Law.

NOTE 23 -- ASSET RETIREMENT OBLIGATIONS (See Note 21)

The Fund recognizes the fair value of the retirement obligation for related long-term assets as a liability. Retirement costs equal to the retirement obligation are capitalized as part of the cost of the associated plant and equipment and amortized to expense over the life of the asset. In subsequent periods, the liability is adjusted for the passage of time and for any changes in the amount or timing of the underlying future cash flows.

The following table reconciles the Fund's total AROs activity for the thirty seven weeks ended September 15:

              CLEAN POWER INCOME FUND 37 THIRD QUARTER REPORT 2006

--------------------------------------------------------------------------------
                                     THIRTY SEVEN WEEKS ENDED SEPTEMBER 15, 2006
--------------------------------------------------------------------------------
Balance at December 31, 2005                                             $ 4,249
Accretion expense for the period                                             177
Foreign exchange                                                           (160)
--------------------------------------------------------------------------------
Balance at September 15, 2006                                            $ 4,258
--------------------------------------------------------------------------------

NOTE 24 -- COMMITMENTS & CONTINGENCIES -- GRS

(a) RENEWABLE ENERGY CREDITS

A State of Massachusetts Law (the "MASSACHUSETTS LAW") requires that a portion of retail electricity sales must be generated by a renewable energy source. GRS markets and sells, through a broker, Renewable Energy Credits ("RECs")
associated with the power it produces from five plants operating in
Massachusetts, During the thirty seven weeks ended September 15, 2006, GRS sold
111,731 megawatt hours of RECs for power generated and recognized revenue of
$1,868. Under the Massachusetts Law, RECs generated are eligible for sale for up to six months subsequent to the generation of the renewable energy. Under two
PPAs, GRS is required to pay the municipality 50% of any RECs sold related to power generated at the associated plant. During the thirty seven weeks ended
September 15, 2006, GRS paid this municipality $583 and accrued $216 as at
September 15, 2006.

(b) GAS PURCHASE AGREEMENTS

GRS has landfill gas purchase agreements that expire from 2007 to 2031, with renewal options for up to six years, and can generally be continued if recoverable gas is available and neither party has terminated the agreement. The gas purchase agreements' start dates and expiration dates coincide, closely, with the PPAs to which they relate. During the thirty seven weeks ended
September 15, 2006, gas purchases under these agreements totaled $3.8 million.
The range of landfill gas purchase prices for gas to be used to produce electricity is US $0.81 to US $0.86 per million British thermal units ("MMBtu").
The estimated annual delivery of landfill gas is approximately 5,900,000 MMBtu.

GRS also has agreements for 17 sites, whereby it pays royalties ranging from 5%
to 25% of revenues generated from electricity and gas sales. During the thirty seven weeks ended September 15, 2006, royalty expenses totaled $2.5 million.

(c) OPERATING AND MAINTENANCE AGREEMENTS

GRS has operating and maintenance ("O&M") agreements, which expire in 2007, with renewal options for up to six years each, and in no case to extend beyond 2030,
Under the O&M agreements, GRS operates and maintains the collection systems at each site for the landfill owners, and receives an annual operation fee per site, which ranges from US $1,200 to US $19,200, plus a variable fee per MMBtu, ranging from US $0.76 to US $0.80 per MMBtu. During the thirty seven weeks ended
September 15, 2006, operating and maintenance income under the O&M agreements totaled $3.6 million.

(d) LEGAL

From time to time, GRS is subject to legal claims against it. While it is not possible to determine the outcome of such claims, management believes that they will not have a material effect on the Fund's consolidated financial statements.

(e) GRS CREDITORS

GRS creditors do not have any claim on the assets of the Fund.

NOTE 25 -- BENEFIT PLAN

GRS maintains a qualified 401(k) benefit plan to cover substantially all of its employees who meet the eligibility requirements. During the thirty seven weeks ended September 15, 2006, GRS' contribution expense was $150.

              CLEAN POWER INCOME FUND 38 THIRD QUARTER REPORT 2006

NOTE 26 -- MEASUREMENT UNCERTAINTY

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.

Significant elements of these consolidated financial statements which require the use of management estimates include the determination of the gain from the sale of GRS. For greater details see Note 21.

Upon the completion of the sale of GRS on September 15, 2006 US $7.6 million was deposited into an escrow account. These funds are subject to certain resolutions with certain third parties and s regulatory issue before they can be paid to the
Fund from the escrow account. The amount and timing of realization of any potential gain, if any, from the escrow funds is not reasonably assured at this time as it depends on the resolution of the dispute with the third parties and the resolution of the regulatory issue, therefore, no gain has been recognized from the escrow funds in these consolidated interim financial statements.

An additional US $3.0 million was invested by the Fund in the Reserve Account to be available for a contingent post closing adjustment. If resolution has not been obtained by certain milestone dates, then the Fund would be responsible to reimburse Fortistar agreed upon amounts, with the US $3.0 million representing the maximum possible exposure to the Fund. As at September 30, 2006, the Fund had recognized US $2.8 million of the U5 $3.0 million as a gain.

Also, Fortistar is to provide a statement of the final adjustments by November
14, which may result in subsequent adjustments to the purchase price that may be material.

The Fund will review the status of the resolution of the above uncertainties periodically and will recognize gains in the periods that the amounts can be reasonably estimated and the collection assured.

              CLEAN POWER INCOME FUND 39 THIRD QUARTER REPORT 2006